SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Corel Corp.
- -----------------------------------
(Name of Issuer)

Common Stock
- -----------------------------------
(Title of Class of Securities)

21868Q109
- -----------------------------------
(CUSIP Number)

Check the following box if a fee                          /___/
    is being paid with this statement


(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

- -------------------------                 -------------------------
Cusip No. 21868Q109         13G           Page 2 of 4 Pages
- -------------------------                 -------------------------
- -------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Oppenheimer Management Corporation

   I.R.S. NO. 13-2527171
- -------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                    A /   /

                    B / X /
- -------------------------------------------------------------------
3.  SEC USE ONLY
- -------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
- -------------------------------------------------------------------
NUMBER OF           5.  SOLE VOTING POWER
SHARES                  0
BENEFICIALLY        -----------------------------------------------
OWNED BY            6.  SHARED VOTING POWER
EACH                    0
REPORTING           -----------------------------------------------
PERSON WITH         7.  SOLE DISPOSITIVE POWER
                        0
                    -----------------------------------------------
                    8.  SHARED DISPOSITIVE POWER
                        0
- -------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0
- -------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *
- -------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0%
- -------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IA
- -------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 13G
Under the Securities Exchange Act of 1934

Check the following box if a fee
         is being paid with this statement  /___/

Item 1(a)                   Name of Issuer:
                            Corel Corp.

Item 1(b)                   Address of Issuer's Principal Executive Offices:
                            1600 Carling Avenue
                            Ottawa, Ontario K1Z 8R7 CANADA, FF 6137288200

Item 2(a)                   Name of Person Filing:
                            Oppenheimer Management Corporation

Item 2(b)                   Address of Principal Business Office:
                            Two World Trade Center, Suite 3400
                            New York, New York 10048-0203

Item 2(c)                   Citizenship:
                            Inapplicable

Item 2(d)                   Title of Class of Securities:
                            Common Stock

Item 2(e)                   CUSIP Number:
                            21868Q109

Item 3(e)                    X     Investment Adviser registered under Section
                                   203 of the Investment Advisers Act of 1940

Item 4(a)                   Amount Beneficially Owned:  0 shares

Item 4(b)                   Percent of Class:  0%

Item 4(c)(i)                Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)               Shared power to vote or to direct the vote - 0

Item 4(c)(iii) Sole power to dispose or to direct the disposition of - 0

Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 0 shares

Item 5                      Ownership to Five Percent or Less of a Class:

                            If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: / X /

Item 6                      Ownership of More than Five Percent on Behalf of
                            Another Person:
                            Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                            Inapplicable

Item 8                      Identification and Classification of Members of the
Group:
                            Inapplicable

Item 9                      Notice of Dissolution of Group:
                            Inapplicable

Item 10                     Certification:
                            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE                   After reasonable inquiry and to the best of my
                            knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                        February 9, 1994

Signature:                  /s/ Robert G. Zack
                            --------------------------------------
Name/Title:                 Robert G. Zack, Senior Vice President